Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2019
(millions, except per share amounts)
Operating Revenue	$13,758

Operating Expenses	11,514

Income from operations	2,244

Other income	1,309

Interest and related charges	1,648

Income from operations including noncontrolling interests before income tax expense	1,905

Income tax expense	559

Net income including noncontrolling interests	1,346
Noncontrolling interests	82

Net income Attributable to Dominion	$ 1,264

Earnings Per Common Share – Basic and Diluted
Income from operations	$ 1.95
Noncontrolling interests	(0.12)
Net income attributable to Dominion	$ 1.83

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2019
(millions)
Operating Revenue	$7,836

Operating Expenses	6,007

Income from operations	1,829

Other income	56

Interest and related charges	514

Income before income tax expense	1,371

Income tax expense	253

Net Income	$1,118

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2019
(millions)
Operating Revenue	$1,925

Operating Expenses	1,655

Income from operations	270

Other income	155

Interest and related charges	106

Income before income tax expense	319

Income tax expense	68

Net Income	$ 251